Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 19th day of July, 2004 (the “Effective Date”), by and between Ventas, Inc., a Delaware corporation (the “Company”), and K. Travis George (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee as its Controller and Chief Accounting Officer; and

WHEREAS, the Company and Employee have reached agreement concerning the terms and conditions of his employment and wish to formalize that agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company on the terms and conditions herein set forth. The initial term of this Agreement shall be for a six-month period commencing on the Effective Date. The term shall be automatically extended by one additional day for each day beyond the Effective Date that the Employee remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Employee. The initial term together with all extensions pursuant to the preceding sentence shall be treated as the “Employment Term.”

2. DUTIES. The Company hereby employs Employee and Employee hereby accepts employment with the Company as Controller and Chief Accounting Officer. During the Employment Term, Employee shall have the title, status, responsibilities and duties of Controller and Chief Accounting Officer, shall report to the President, Chief Financial Officer, the General Counsel and the Chief Investment Officer of the Company (collectively, “Senior Management”).

3. EXTENT OF SERVICES. During the term, Employee shall devote his working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

4. COMPENSATION. As compensation for services hereunder rendered, Employee shall receive during the Employment Term:

(a) Base Salary. A base salary at a rate of one hundred thirty-five thousand dollars ($135,000) per year. Employee’s base salary shall be payable in equal installments in accordance with the Company’s normal payroll procedures. The term “Base Salary” for purposes of this Agreement shall refer to Employee’s base salary annualized, as same be increased from time to time.

(b) Annual Bonus. In addition to Base Salary, Employee shall be eligible to receive an annual bonus of up to fifty percent (50%) of Base Salary (prorated in the first year), as Senior Management may determine. The annual bonus will be determined by Senior Management on a sliding scale based upon the Employee’s performance and the Company’s performance during the applicable year. Notwithstanding the foregoing, Employee’s 2004 bonus shall not be less than $25,000.

(c) Stock Options. Employee shall be awarded 2,000 Ventas, Inc. stock options on the Effective Date, such stock options to be valued in accordance with and will otherwise be subject to the terms and conditions of the Company’s 2000 Incentive Compensation Plan. The stock options will become exercisable in equal one-third installments commencing on the first anniversary date of the Effective Date and continuing annually on each anniversary date of the Effective Date.

(d) Long-Term Incentive. Employee shall be eligible to receive equity grants under the Company’s applicable long-term incentive compensation program as determined in the sole discretion of Senior Management and the Company’s Executive Compensation Committee. Any such equity grants will be valued in accordance with and will otherwise be subject to the terms and conditions of the applicable incentive compensation program.

5. BENEFITS.

(a) Employee shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for employees of the Company and its affiliates.

(b) Subject to the terms of the Company’s Vacation Pay Policy, a copy of which is attached hereto, Employee shall be entitled to three weeks of paid vacation each calendar year. During the remainder of the 2004 calendar year, vacation shall accrue for Employee at the rate of five hours per pay period.

(c) Employee may incur reasonable business related expenses including for promoting the business and expenses for entertainment, travel, cellular telephone and similar items related thereto. The Company shall reimburse Employee for all such reasonable expenses subject to the Company’s reimbursement procedures and policies regarding such expenses.

(d) Employee shall, as directed by the Company, commute to the Company’s office in Chicago, Illinois. The Company shall pay or promptly reimburse Employee for (y) reasonable travel expenses incurred by Employee to travel to and from the Chicago area and (z) reasonable expenses for temporary lodging incurred by Employee while in the Chicago area. Employee shall comply with the Company’s policies and procedures regarding the reporting and documentation for reimbursement of all such travel and lodging expenses. To the extent any of the payments within this Section are treated as taxable to the Employee, the Company shall pay Employee an additional amount such that the net amount retained by Employee after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section.

6. TERMINATION OF EMPLOYMENT.

(a) DEATH OR DISABILITY. Employee’s employment shall terminate automatically upon Employee’s death during the Employment Term. If the Company determines in good faith that the Disability of Employee has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Employee shall not have returned to performance of Employee’s duties. For purposes of this Agreement, “Disability” shall mean Employee’s absence from duties hereunder for a period of 90 consecutive days within a twelve-month period because of a physical or mental incapacity which is expected to be permanent.

(b) CAUSE. The Company may terminate Employee’s employment during the Employment Term for Cause. For purposes of this Agreement, “Cause” shall mean the Employee’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Employee of his duties and responsibilities which is directly and materially harmful to the business and reputation of the Company and which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates.

(c) GOOD REASON. Employee’s employment may be terminated by Employee for Good Reason or otherwise. “Good Reason” shall exist upon the occurrence, without Employee’s express written consent, of any of the following events:

(i) a material diminution in Employee’s position, authority, duties or responsibilities (including the assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii) the Company shall (A) materially reduce the Base Salary or bonus opportunity of Employee or (B) materially reduce (other than pursuant to a uniform reduction applicable to all similarly situated Employees of the Company) Employee’s benefits and perquisites;

(iii) the Company shall relocate its Louisville, Kentucky business office to any location more than 50 miles from its location on the Effective Date;

(iv) the Company’s failure or refusal to comply with the provisions of this Agreement; or

(v) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 11(c).

(d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Employee for Good Reason, shall be communicated by a Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

(e) DATE OF TERMINATION. “Date of Termination” means (i) if Employee’s employment is terminated by the Company for Cause, or by Employee for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Employee’s employment is terminated by the Company other than for Cause or Disability, or Employee resigns without Good Reason, the Date of Termination shall be the date on which the Company or Employee notified Employee or the Company, respectively, of such termination and (iii) if Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Employee or the Disability Effective Date, as the case may be.

7. OBLIGATIONS OF THE COMPANY UPON TERMINATION. Following any termination of Employee’s employment hereunder for any reason whatsoever, the Company shall pay Employee the portion of his Base Salary that relates to the period through the Date of Termination, all amounts earned by Employee through the Date of Termination (including accrued vacation and bonus and expenses incurred but not yet reimbursed), and all amounts owed to Employee pursuant to the terms and conditions of the benefit plans, programs and arrangements of the Company at the time such payments are due. In addition, subject to Employee’s execution of a general release of claims in form satisfactory to the Company, Employee shall be entitled to the following additional payments:

(a) DEATH OR DISABILITY. If, during the Employment Term, Employee’s employment shall terminate by reason of Employee’s death or Disability, the Company shall pay to Employee (or his designated beneficiary or estate, as the case may be) the prorated portion of any target bonus Employee would have received for the year of termination of employment. Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Employee if Employee’s employment had not terminated.

(b) GOOD REASON; OTHER THAN FOR CAUSE. If the Company shall terminate Employee’s employment other than for Cause (but not for Disability), or the Employee shall terminate his employment for Good Reason:

(i) The Company shall pay Employee on the Employee’s Date of Termination in cash in one lump sum, an amount equal to one-half of the Employee’s Base Salary (annualized, and without regard to pro-ration) in effect as of the Date of Termination.

(ii) For a period of six months following the Date of Termination, the Employee shall be treated as if he had continued to be an Employee for all purposes under the Company’s health insurance plan and dental insurance plan; or if the Employee is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Employee which is equivalent to the coverage provided to Employee as of the Date of Termination. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA (“COBRA Benefits”) treating the end of this period as a termination of the Employee’s employment if allowed by law.

(iii) For a period of six months following the Date of Termination, Company shall maintain in force, at its expense, all life insurance being provided or required to be provided to the Employee by the Company as of the Date of Termination.

(iv) The Company shall adopt such employee benefit plans or amendments to its employee benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(c) DEATH AFTER TERMINATION. In the event of the death of Employee during the period Employee is receiving payments pursuant to this Agreement, Employee’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Employee’s estate.

8. CHANGE OF CONTROL.

(a) Upon any Change of Control, Employee shall be paid no later than the Change of Control in cash in one lump sum, an amount equal to one-half of the Employee’s Base Salary (annualized, and without regard to pro-ration) in effect as of the date of the Change of Control.

(b) Upon any Change of Control:

(i) For a period of six months following the Change of Control, the Employee shall be treated as if he had continued to be an Employee for all purposes under the Company’s health insurance plan and dental insurance plan; or if the Employee is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Employee which is equivalent to the coverage provided to Employee as of the Change of Control. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA (“COBRA Benefits”) treating the end of this period as a termination of the Employee’s employment if allowed by law.

(ii) For a period of six months following the Change of Control, Company shall maintain in force, at its expense, all life insurance being provided or required to be provided to the Employee by the Company as of the Change of Control.

(iii) For a period of six months following the Change of Control, the Company shall provide short-term and long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had he remained employed under the disability insurance plans applicable to Employee on the date of the Change of Control. Should Employee become disabled during such period, Employee shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

(iv) The Company shall adopt such employee benefit plans or amendments to its employee benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(c) For purposes of all provisions of this Agreement, the term “Change of Control” shall mean any one or more of the following events:

(i) An acquisition of any voting or other securities by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)), such that immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of either (i) any class of then-outstanding equity securities of the Company (“Outstanding Shares”) or (ii) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change of Control has occurred, Outstanding Shares or Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which would cause a Change of Control.

(ii) The individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section 8(b)(ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iii) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, have Beneficial Ownership, directly or indirectly immediately following such merger, consolidation or reorganization, of over 50% of the then outstanding shares of common stock and the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their Beneficial Ownership of the Outstanding Shares and Voting Securities immediately before such merger, consolidation or reorganization;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and

(C) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 50% or more of the then Outstanding Shares or Voting Securities) has Beneficial Ownership of 50% or more of the then outstanding shares of the Surviving Company or combined voting power of the Surviving Company’s then outstanding voting securities.

(iv) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, or the occurrence of the same.

(v) Approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company), or the occurrence of the same.

(vi) Any other event that the Board shall determine constitutes an effective change in control of the Company.

(vii) Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the Outstanding Shares or Voting Securities as a result of the acquisition of Outstanding Shares or Voting Securities by the Company which, by reducing the number of Outstanding Shares or Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, and after such acquisition of Shares or Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Outstanding Shares or Voting Securities which increases the percentage of the then Outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. If Employee becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments” or singularly, “Payment”), which Payments are reasonably determined by the Employee to be subject to the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay Employee an additional amount (“Gross-Up Payment”) such that the net amount retained by Employee, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments. The Gross-Up Payment shall be paid to the Employee within ten (10) days of the Company’s receipt of written notice from the Employee that the Excise Tax has been paid, is or was payable or will be payable at any time in the future.

10. DISPUTES. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Employee in connection therewith, including any litigation to enforce any arbitration award.

11. SUCCESSORS.

(a) This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s stock or assets. In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Employee’s services are principally performed, to assume expressly, absolutely and unconditionally and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. OTHER SEVERANCE BENEFITS. Employee hereby agrees that in consideration for and subject to the receipt of the payments to be received under this Agreement, Employee waives any and all rights to any payments or benefits under any other plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, except as provided in this Agreement.

13. PRESS RELEASE. The Company shall not issue or permit to be issued any press release or other public announcement regarding the Employee or the terms of Employee’s employment (including related to any termination of Employee’s employment for any reason) without Employee’s prior approval.

14. INDEMNIFICATION. Beginning on the Effective Date and continuing thereafter, including after the termination of Employee’s employment hereunder, the Company shall indemnify, defend and hold the Employee harmless from and against any and all Expenses, liabilities, damages, costs, judgments, penalties, fines and amounts paid in settlement, incurred by Employee in connection with any Proceeding involving him by reason of his being or having been employee of the Company (or any affiliate of the Company) to the fullest extent permitted by law, whether or not Employee is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, and whether or not Employee is successful in such Proceeding. For purposes hereof, “Expenses” shall include all reasonable fees and expenses including, without limitation, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and disbursements and expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding; and “Proceeding” shall include (without limitation) any and all proceedings, including, without limitation, actions, suits, arbitrations, alternative dispute resolution mechanisms, investigations, administrative hearings and other proceedings, whether civil, criminal, administrative or investigative, and whether or not by or in the right of the Company.

15. WITHHOLDING. All payments to be made to Employee hereunder will be subject to all applicable required withholding of taxes.

16. NO MITIGATION. Employee shall have no duty to mitigate his damages by seeking other employment or taking other action by way of mitigation of the amounts payable to the Employee under this Agreement and the payments required hereunder shall not be reduced or offset by any amounts, including compensation from other employment. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any set off, counterclaims or defenses which the Company may have against Employee or others.

17. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:

If to Employee:

K. Travis George, CPA

14107 Bentley Court

Louisville, Kentucky 40245

If to Company:

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, KY 40223

Attn: General Counsel

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

18. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement, including all make-whole provisions of this Agreement, including those set forth in Section 5(h), shall continue to be binding and effective.

19. Restrictive Covenants.

(a) Confidentiality.

(i) Employee shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about his employment with the Company, the terms of this Agreement, the termination of his employment with the Company, the Company’s businesses or affairs, the Company’s officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

(ii) Employee acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their business, operations, actual or potential products, strategies, potential liabilities, employees, tenants, proposed or perspective tenants and customers, business partners and customers, (including without limitation information protected by the company’s attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis models; the Company’s strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, manufacturers, representatives, or other distributors; lists of and information about tenants; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections information; information regarding the Company’s directors or officers or their personal affairs) which gives the Company and its subsidiaries a competitive advantage in the businesses in which the Company and its subsidiaries are engaged (“Confidential Information”). “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, (B) was available to Employee on a non-confidential basis prior to the date hereof, or (C) is compelled to be disclosed by a court or governmental agency, provided that prior written notice is given to the Company and Employee cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Employee recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Employee shall not disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Employee or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.

(b) Noncompetition, Nonsolicitation, Noninterference. Employee shall not during the Term, and during the one-year period after the termination of Employee’s employment with the Company for any reason (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:

(i) hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any subsidiary, or causing or attempting to cause any third party to do any of the foregoing;

(ii) causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any subsidiary to terminate his or her relationship with the Company or any subsidiary;

(iii) soliciting, enticing away, or endeavoring to entice away, or otherwise interfering with any employee, customer, tenant, financial partner, vendor, supplier or other similar business relation, who at any time during the Restricted Period or who which at any time during the period commencing one year prior to the Date of Termination, to the Employee’s knowledge, maintained a material business relationship with the Company or any subsidiary or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of the Employee’s termination of employment with the Company; or

(iv) performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to any healthcare REIT (real estate investment trust), or any person which owns in excess of five percent of the issued and outstanding equity interest of a healthcare REIT, or any other company, entity or person that directly and materially competes with the Company anywhere in the United States. Nothing in this Section (iv) shall, however, restrict Employee from performing services for financial institutions or an investment banking firm, making an investment in and owning the common stock of any company whose stock is listed on a national exchange, or performing services as an employee, director, officer, consultant, independent contractor or advisor in a healthcare operating company position such as a nursing facility operator.

(c) Other Prohibited Activities. Employee acknowledges that his position at the Company provides him with access to highly sensitive information concerning the Company’s principal lessee and its affiliates and leases to such lessee and its affiliates which are critical to the Company’s ability to effectively function and to the properties to be purchased by the Company, and that if Employee were to provide services for such principal lessee and/or its’ affiliates such services would cause irreparable damages to the Company. Employee shall not during the Term and the Restricted Period, either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to Kindred Healthcare, Inc. or any of its parent, sister, subsidiary or affiliated entities in any manner, including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise.

(d) Non-Disparagement.

(i) Employee agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Employee’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(ii) Nothing herein shall be deemed to preclude Employee or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process.

(e) New Employer. Employee shall provide the terms and conditions of this Section 19 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Employee’s compliance with this Section 19 and shall provide the Company with such information as it requests to allow such inquiry.

(f) Reasonableness of Restrictive Covenants.

(i) Employee acknowledges that the covenants contained in this Section 19 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

(ii) The Company has, and the Employee has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Employee acknowledges that his observance of the covenants contained herein will not deprive Employee of the ability to earn a livelihood or to support his dependents.

(g) Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 19, Employee and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Employee were to breach any of his obligations hereunder. Employee acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Employee agrees that if he breaches any of the provisions of Section 19, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 19, and Employee hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(h) Assistance. During the one-year period following a termination of Employee’s employment with the Company, Employee shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of Employee and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Employee shall agree to also make himself available to assist the Company with transition of Employee’s duties to his successor and addressing ongoing issues and problems. In any such instance, Employee shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Employee and which do not unreasonably interfere with Employee’s business or personal activities. If and to the extent that the Company shall require Employee to render assistance pursuant to this Section 19(h), the Company shall pay the Employee $150 per hour for such services. The Company shall reimburse Employee’s reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Employee’s written request in such form and containing such information as the Company shall reasonably request.

20. ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including all agreements, letters and term sheets from the Company regarding Employee’s employment), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and such officer of the Company specifically designated by the Board.

21. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

22. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTAS, INC.

By:	/s/ T. Richard Riney
Title:	Executive Vice President and General Counsel

EMPLOYEE:

/s/ K. Travis George
K. Travis George